CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-282895 on Form N-1A of our reports dated February 18, 2026, relating to the financial statements and financial highlights of the Victory Pioneer Bond VCT Portfolio, Victory Pioneer Equity Income VCT Portfolio, Victory Pioneer Fund VCT Portfolio, Victory Pioneer High Yield VCT Portfolio, Victory Pioneer Mid Cap Value VCT Portfolio, Victory Pioneer Select Mid Cap Growth VCT Portfolio and the Victory Pioneer Strategic Income VCT Portfolio appearing in Form N-CSR of Victory Variable Insurance Funds II for the year ended December 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

April 29, 2026